Exhibit 3.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT made this 28th day of June, 2010, by and between MULTI-COLOR CORPORATION, an Ohio corporation (“MCC”) which executes the present Agreement in its interest and on behalf of its wholly-owned subsidiary Centro Stampa Holding Srl appointed according to Article 1401 of the Italian Civil Code with the purpose to purchase the Share as provided in the present Agreement (MCC and Centro Stampa Holding S.r.l. are referred to, jointly or disjointly, as the “Buyer”), and the Shareholders of GUIDOTTI CENTROSTAMPA SPA, an Italian corporation (“Company”), who are PAOLO GUIDOTTI, an individual residing in Lucca (Italy), Fraz. Vicopelago, Via per Vicopelago, Trav. II, n. 331, tax code GDT PLA 40H11 E715J, in matrimonial regime of goods division (“Paolo”), GIORGIO GUIDOTTI, an individual residing in Capannoni (Italy), Fraz. Badia di Cantignano, Via Nuova, 34/36, tax code GDT GRG 49A01 E715C, in matrimonial regime of community of goods with the other Seller Giovanna Smaniotto, (“Giorgio”), FILIPPO GUIDOTTI, an individual residing in Lucca (Italy), Via Streghi, 1, tax code GDT FPP 76M16 E715R, in matrimonial regime of goods division (“Filippo”), ANDREA GUIDOTTI, an individual residing in Capannori (Italy), Fraz. Coselli, Via di Malavolta 35/A, tax code GDT NDR 66R09 E715Y, in matrimonial regime of goods division (“Andrea”), LUCIA RAMACCIOTTI, an individual residing in Lucca (Italy), Fraz. Vicopelago, Via per Vicopelago, Trav. II, n. 331, tax code RMC LCU 42T62 E715C, in matrimonial regime of goods division (“Lucia”) and GIOVANNA SMANIOTTO, an individual residing in Capannoni (Italy), Fraz. Badia di Cantignano, Via Nuova, 34/36, tax code SMN GNN 50L51 E715K, in matrimonial regime of community of goods with the other Seller Giorgio Guidotti (“Giovanna”) (Paolo, Giorgio, Filippo, Andrea, Lucia and Giovanna are referred to collectively as “Sellers”).

RECITALS:

A. Sellers own 4,182,000 shares representing 83.64 % of the outstanding capital stock of the Company.

B. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, for the consideration and pursuant to the terms, conditions and covenants of this Agreement all of the outstanding capital stock of the Company, which is owned by Sellers and to this purpose acknowledges that the Company owns 818,000 of its own shares and that the price refers to the whole Company’s share capital considering its own shares owned by the Company transferred to the Buyer as a consequence of the purchase of the Sellers’ shares.

AGREEMENT:

NOW, THEREFORE, the parties hereby agree as follows:

1) DEFINITION OF CERTAIN TERMS. In addition to the terms defined in this Agreement, certain other terms used in this Agreement are defined in Exhibit A attached hereto, and, when used herein, shall have the meaning set forth in Exhibit A

2) PURCHASE AND SALE OF STOCK. Upon the terms and subject to the conditions set forth herein, each Seller shall sell, transfer, convey, assign and deliver to Buyer at the “Closing” (as defined in Section 4.1, and Buyer shall purchase and accept delivery from each of Sellers at the Closing, all of the “Shares” (as defined in Section 5.5(a)) owned by such Seller. In particular, Paolo shall sell 830,961 shares upon a price representing a percentage of 19.87% of the global price, Giorgio shall sell 833,475 shares upon a price representing a percentage of 19.93% of the global price, Filippo shall sell 833,388 shares upon a price representing a percentage of 19.93% of the global price, Andrea shall sell 831,109 shares upon a price representing a percentage of 19.87% of the global price, Lucia shall sell 428,927 shares upon a price representing a percentage of 10.26% of the global price, Giovanna shall sell 424,140 shares upon a price representing a percentage of 10.14% of the global price.

3. PURCHASE PRICE.

3.1 Purchase Price.

(a) Purchase Price Buyer shall pay to Sellers, pro quota in proportion to the percentage indicated in the previous Article at the Closing, for and in consideration of the sale by Sellers to Buyer of the Shares, the amount resulting from the sum of 50,454,000.00 (fifty million four hundred fifty-four thousand) Euros plus or minus the Net Debt, as following defined (“Purchase Price”), which amount shall be payable to the Sellers, or their authorized agent, pursuant to Section 3.1(b) in the proportions and to the account as set forth on Exhibit D attached hereto.

Sellers shall be entitled to appoint, jointly or severally, one or more persons in order to receive, on their behalf and according to the percentages that will be agreed upon among the Sellers, the cash portion of the Purchase Price, and shall be entitled to designate an entity such as a trust to receive the MCC Shares that are to be transferred by Buyer to Sellers as payment of the Purchase Price according to the Section 3.1 (b) below. The Parties acknowledge that upon the transfer of MCC Shares by Buyer to Sellers or their designated entity, Buyer shall be deemed to have fulfilled its obligation to transfer MCC Shares in favor of the Sellers with respect to all the Sellers. Exhibit D indicates the name or the names of the person/persons appointed by the Sellers as their Representative in order to receive the cash portion of the Purchase Price and the entity, if any, designated to receive the MCC Shares.

(b) Payment of Purchase Price. The Purchase Price shall be paid to the Sellers pursuant to the following schedule:

Date	Amount	Date
Closing Date

75% of the Purchase Price which shall be paid

As follows:

55% of the Purchase Price shall be paid in Cash (Euros)

20% of the Purchase Price shall be paid in the form of Multi-Color Corporation ordinary shares (“MCC Shares”) (Restricted from sale for 1 year from Closing)

(At closing share price on the NASDQ Market on the day immediately prior to the Closing Date or USD13.50 per share whichever is greater and at the USD/Euro exchange rate as published in the Wall Street Journal at the close of business on the date immediately preceding the Closing Date).

Closing Date

1st anniversary of Closing Date	15% of the Purchase Price* plus 2% of the Purchase price	1st anniversary of Closing Date

2nd anniversary of Closing Date	2% of the Purchase Price	2nd anniversary of Closing Date

3rd anniversary of Closing Date	2% of the Purchase Price	3rd anniversary of Closing Date

4th anniversary of Closing Date	2% of the Purchase Price	4th anniversary of Closing Date

5th anniversary of Closing Date	2% of the Purchase Price	5th anniversary of Closing Date

*	This payment shall be made pursuant to Section 3.3(a).

On the Closing Date ten percent (10%) of the Purchase Price that shall be paid to Sellers shall be deposited by Buyer, upon the Sellers’ instructions, into an escrow account (“Escrow Account”) bearing interest in favor of their beneficiaries, to be held for the benefit of Sellers pursuant to an agreement to be entered into on the Closing Date substantially in the form of Exhibit I (the “Escrow Agreement”) attached hereto and shall be subject to the provisions of Sections 3.2 and 3.3. The amount in the Escrow Account shall be released from the first to the fifth anniversary in amount of 2% per year in accordance with the provisions of the Escrow Agreement.

The Purchase Price shall be subject to post-closing adjustment as set forth in Section 3.2(e).

3.2 Calculation of Purchase Price and Net Debt Statement.

a) Calculation of Purchase Price and Net Debt Statement. Not less than (5) business days prior to the Closing Date, Seller’s accounting firm (“Seller’s Accounting Firm”) shall prepare and deliver to Buyer’s accounting firm (“Buyer’s Accounting Firm”) a calculation of the Net Debt calculated in accordance with Schedule 3.2(a) (“Net Debt Statement”) for the Company as of the close of business on the last working day of the month prior to the Closing Date. Buyer shall have three (3) business days to review and file any objections to the calculation of the Purchase Price and Net Debt Statement with Sellers. If the Parties do not find an agreement in relation to the objections filed by the Buyer, the price shall be temporarily paid on the basis of the Net Debt Statement.

b) Preparation of Closing Date Net Debt Statement. Within twenty (20) days after the Closing Date, Sellers’ Accounting Firm shall prepare and deliver to Buyer’s Accounting Firm a calculation of the Net Debt on the last working day of the month prior to the Closing Date calculated in accordance with Schedule 3.2(a) (“Closing Date Net Debt Statement”) for the Company. Buyer’s Accounting Firm shall have ten (10) days to review and file any objections to the calculation of the Closing Date Net Debt Statement with Sellers’ Accounting Firm. Buyer and Sellers shall use their “Reasonable Best Efforts” (as defined below) to resolve any such objections themselves. If the parties do not obtain a final resolution within ten (10) days after Buyer’s Accounting Firm has received the Closing Date Net Debt Statement from Seller’s Accounting Firm, Buyer and Sellers shall appoint an accounting firm, that the Parties agree will be KPMG (Milan branch), with the purpose to resolve any remaining objections. The accounting firm shall set forth its determination in writing which will be conclusive and binding upon the Sellers and the Buyer. As used in this Agreement, the term “Reasonable Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible. The term “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership or company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body. The term “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including the sale of the Shares by Sellers to Buyer, the execution and delivery of the “Seller Ancillary Documents,” the performance of the parties’ respective covenants and obligations under this Agreement, and Buyer’s acquisition and ownership of the Shares and exercise of control over the Company); and the term “Seller Ancillary Documents” shall mean all other agreements, certificates or documents contemplated herein to be executed and delivered by Sellers at the Closing.

c) Inventory. Any Obsolete Inventory at December 31, 2010, (“FYE 2010”) shall be the base for a reduction of the Company’s NORMALIZED EBITDA for FYE 2010. “Obsolete Inventory” shall be mean raw material, work in process and finished goods inventory which were existing in the Company’s Inventory on the date of 1 January 2010 and will still be existing in the Company’s Inventory on the date of 31 December 2010. Schedule 3.2(c) is a detailed listing of Inventory as of December 31, 2009.

d) Payment of Fees and Expenses of Accounting Firm. In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in Section 3.2, Buyer and Sellers shall share responsibility for the fees and expenses of the accounting firm as follows:

1. if the accounting firm resolves all of the remaining objections in favor of Buyer, Sellers shall be responsible for all of the fees and expenses of the accounting firm;

2. if the accounting firm resolves all of the remaining objections in favor of Sellers, Buyer shall be responsible for all of the fees and expenses of the accounting firm;

3. if the accounting firm resolves some of the remaining objections in favor of Buyer and the rest of the remaining objections in favor of Sellers, Buyer and Sellers shall equitably divide the fees and expenses of the accounting firm; and

4. Buyer and Sellers shall make the work papers and back-up materials used in preparing the Net Debt Statement and the books, records, and financial staff of the Company, available to one another and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Seller of the Net Debt Statement, (B) the review by parties of the Closing Date Net Debt Statement, and (C) the resolution by the parties of any objections thereto.

e) Adjustment to Purchase Price. The Purchase Price is based on the Net Debt Statement of the Company according to Article 3.1 (a) above. The Purchase Price shall be adjusted as follows:

(1) If the amount of Net Debt on the Net Debt Statement is algebraically greater than the amount of Net Debt on the Closing Date Net Debt Statement, Buyer shall pay to Sellers an amount equal to such difference by delivery of immediately available funds within five (5) business days after the date on which the Closing Date Net Debt Statement finally is determined pursuant to Section 3.2(b). This additional amount shall be paid to Sellers in the proportions set forth on Exhibit B.

(2) If the amount of Net Debt on the Net Debt Statement is algebraically less than the amount of Net Debt on the Closing Date Net Debt Statement, Sellers shall pay to Buyer the amount equal to such difference by delivery of immediately available funds within five (5) business days after the date on which the Closing Date Net Debt is finally determined pursuant to Section 3.2(b). Buyer shall have the option of recouping all or any part of any amount Sellers owe it pursuant to this Section 3.2(e)(2) by notifying Sellers that Buyer is reducing pro rata the amount of the Escrow Account, and if the amount in the Escrow Account is insufficient to satisfy Seller’s obligation, then by a pro rata reduction in the amount of the Performance Payment.

3.3 Supplemental Purchase Price Adjustment.

a) Performance Payment. The 15% of the Purchase Price payable on the First Anniversary of the Closing Date is subject to the provisions under Schedule 3.3 (a), based on the comparison between Normalized EBITDA for FYE 2010, less any adjustments for Obsolete Inventory and the average of Normalized Ebitda FYE 2007, Normalized Ebitda FYE 2008 and Normalized Ebitda FYE 2009.

b) Office Payment. The Purchase Price will be reduced by an amount equal to the amount remaining in the Escrow Account as of the date of the event if, on or before the fifth (5th) anniversary of the Closing Date, either Andrea or Fillipo:

(1)	resigns from his office with the Company, unless the resignation is due to physical permanent disability;

(2)	abandons his office with the Company, with the exception of the case of their death; or

(3)	has his office terminated by the Company for a serious breach of his position or for a serious misconduct, as confirmed by the Court’s decision;

in which case Buyer will receive the entire amount remaining in the Escrow Account at such time as the event in Section 3.3(b) (1), 3.3(b)(2), or 3.3(b)(3) occurs.

3. CLOSING.

4.1 Closing. The closing of the Contemplated Transactions (“Closing”) shall take place at the offices of Sellers’ counsel in Milan, Italy commencing at 9:00 AM and concluding at 5:00 PM, local time.

4.2 Closing Date. The Closing shall occur on July 1, 2010, according to the conditions of Section 8 below, or on such other date as the parties may agree, provided that the date of Closing (“Closing Date”) shall in no event be later than August 1, 2010.

5. REPRESENTATIONS AND WARRANTIES OF SELLERS. The Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

5.1 Authority; Consents; Enforcement; Noncontravention.

a) Authority of Sellers. This Agreement constitutes, and the Seller Ancillary Documents will constitute, the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller Ancillary Documents and to perform their obligations under this Agreement and the Seller Ancillary Documents. No Seller needs, nor is the Company required, to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the Contemplated Transactions.

b) Consents. No consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body is required for the performance of the terms of this Agreement by the Seller. The term “Governmental Body” shall mean any (A) nation, state, county, city, town, village, district or other jurisdiction of any nature; (B) federal state, local, municipal, foreign or other government; (C) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (D) multi-national organization or body; or (E) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature) or any other Person.

c) Enforcement. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

d) Non-contravention. Neither the execution and the delivery of this Agreement and the Seller Ancillary Documents, nor the compliance with, or the fulfillment of, the terms, conditions and provisions hereof or thereof, will (i) violate any Legal Requirement of the Company or Sellers; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by the Company; or (iii) require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or Sellers is a party or by which it or they are bound or to which any of its or their assets or properties are subject; or (iv) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person.

5.2 Ownership of Shares. Each Seller holds of record and owns beneficially the number of Shares set forth opposite his or its name on Exhibit B, free and clear of all Encumbrances.

5.3 Corporate Status. The Company is a corporation duly incorporated and existing under the laws of Italy and is in good standing and authorized to transact business as the same is currently carried out. The Company has, and at all times has had, full corporate power and authority to own and lease its properties as such properties are now owned and leased and to conduct its business as and where such business has and is now being conducted. Set forth on Schedule 5.3 are true and complete copies of the deed of incorporation and the by-laws of the Company, as in force at the date hereof.

5.4 Qualification of the Company in Other Jurisdictions. The Company is duly qualified to do business as a foreign corporation, and is in good standing, in the jurisdictions set forth on Schedule 5.4.

5.5 Capitalization, Stock Ownership and Rights.

a) Capitalization. The authorized capital stock of the Company consists of 5,000,000 shares, having a nominal value of 0.52 Euro and all granting voting rights (“Common Stock”). There are five million (5,000,000) shares of Common Stock issued and outstanding (“Shares”), which grant to each shareholder the same rights. All of the Shares are duly authorized, validly issued, fully-paid and non-assessable, and are held collectively by the Company and the Sellers as set forth on Exhibit B. The Shares constitute all of the issued and outstanding capital stock of the Company.

b) No Outstanding Rights. There are no, nor is there any agreement, commitment or arrangement not yet fully performed which would result in any, outstanding agreements, arrangements, subscriptions, options, warrants, calls, rights or other commitments of any character relating to the issuance, sale, purchase or redemption of Common Stock. There are no outstanding securities of the Company other than the Shares. There are no declared unpaid Dividends nor any obligations on behalf of the Company to pay a dividend.

c) Stock Issued in Compliance With Laws. None of the Common Stock has been issued in violation of any Legal Requirement pertaining to the issuance of securities, or in violation of any rights, pre-emptive or otherwise, of any present or past stockholder of the Company.

5.6 Subsidiaries and Investments. The Company does not, directly or indirectly, (a) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (b) Control any Person which is involved in or relates to the Company.

5.7 Financial Statements. Schedule 5.7 contains copies of the Company’s (a) unaudited balance sheets and statements of income, (including the notes thereto) all in accordance with Italian GAAP for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 (collectively the “Financial Statements”), and (b) the balance of the working capital resulting from customers’ receivables, other receivables, debts toward suppliers, other debts and inventory (“Interim Balance Sheet”) referred to for the four months ended April 30, 2010, and the interim unaudited income statement for the four months ended April 30, 2010 (the “Interim Income Statement”; the balance of the working capital and the unaudited income statement are referred hereinafter as “Interim Balance”). The Financial Statements (including the notes thereto) represent actual, bona fide transactions, and were prepared in accordance with Italian GAAP consistently applied, present fairly the financial condition of the Company as of the respective dates of the Financial Statements, and the results of operations, for such periods, are consistent with the books and records of the Company. No financial statement of any Person other than the Company is required by Italian GAAP to be included in the Financial Statements of the Company. Buyer acknowledges that on 1 March 2010 Company’s shareholders changed and an extraordinary distribution of profits occurred which was regularly written in the Company’s book.

5.8 Absence of Undisclosed Liabilities. The Company has no Liability, except as shown (and in the amounts shown) on the face of the Financial Statements (rather than any notes thereto) or as shown on Schedule 5.8 (showing the names and the amounts due to creditors that couldn’t be found since longer than a financial year before the expiry date). From the date of the Financial Statements to the date hereof, the Company has not incurred or become subject to any Liability, other than Liabilities incurred in the Ordinary Course of Business all of which have been paid in full in the Ordinary Course of Business or are reflected on the Company’s regular books of account and none of which (a) is inconsistent with the representations, warranties and covenants of the Company and Sellers contained herein or with any other provisions of this Agreement or (b) has or may be expected to have a material Adverse Effect on the Company. Any Liabilities not disclosed pursuant to this Section 5.8 are referred to as “Undisclosed Liabilities.”

5.9 Absence of Certain Events. Since December 31, 2009 the Company has not, except as set forth on Schedule 5.9:

a) issued, sold, purchased or redeemed any stock, bonds, debentures, notes or other corporate securities, or issued, sold or granted any option, warrant or right to acquire any thereof;

b) waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any inventories or other assets or written down or off any receivable in excess, for each operation, of €100,000;

c) made any capital expenditures or capital commitments in excess of €50,000 for any single transaction or in excess of €100,000 in the aggregate;

d) made any change in the business or operations or the manner of conducting business or operations of the Company, other than changes in the Ordinary Course of Business, none of which has, and which in the aggregate have not had, a material Adverse Effect;

e) terminated, placed on probation, disciplined, warned, or experienced any material dissatisfaction with, any officer or supervisory employee of the Company;

f) experienced any resignations of, or had any disputes involving the employment or agency relationship with any of, the employees or agents of the Company which could have a material Adverse Effect;

g) suffered any casualty, damage, destruction or loss to any of its properties in excess of €50,000 for any one event or in excess of €100,000 in the aggregate;

h) declared, set aside or paid any dividends or distributions in respect of shares of Common Stock;

i) paid or obligated itself to pay any bonuses or extraordinary compensation to, or made any increase (except increases in the Ordinary Course of Business) in the compensation payable (or to become payable by it) to, any of its directors, officers, employees, agents or other representatives of the Company or to Sellers;

j) terminated or amended or suffered the termination or amendment of any material contract, lease, agreement, license or other instrument to which it is or was a party;

k) adopted, modified or amended any plan or agreement listed on Schedule 5.19 so as to increase the benefits due the employees of the Company under any such plan or agreement;

l) made any loan or advance to any Person (except a normal travel or other reasonable expense advance to its officers and employees);

m) suffered a material Adverse Effect on the Company;

n) subjected any of its assets to any Encumbrances or to any other similar charge of any nature whatsoever;

o) paid any funds to any of its officers or directors, or to any family member of any of them, or any Person in which any of the foregoing have any direct or indirect interest, except for the payment of installments of annual salaries and the bonuses accrued at December 31, 2009;

p) disposed of or encumbered, or agreed to dispose of or encumber, any of its assets other than in the Ordinary Course of Business, consistent with past practices;

q) entered into any transactions other than in the Ordinary Course of Business;

r) made any change in accounting principles, methods or practices;

s) entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) either involving more than €100,000 or made outside the Ordinary Course of Business;

t) delayed or postponed the payment of any accounts payable and other liabilities outside the Ordinary Course of Business;

u) been a party to any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; or

v) entered into any agreement or commitment (whether or not in writing) to do any of the above;

and the Sellers have:

w) used their Reasonable Best Efforts to preserve the business and organization of the Company, and to keep available, without entering into any binding agreement, the services of the Company’s employees, and to preserve the goodwill of the Company’s customers and others having business relationships with the Company; and

x) continued its business and maintained its operations and equipment, books of account, records and files in the Ordinary Course of Business.

5.10 Accounts Receivable. All accounts receivable of the Company reflected in the Financial Statements or on the accounting records of the Company (the “Receivables”) represent (a) valid and bona fide obligations arising from sales actually made or services actually rendered by the Company in the Ordinary Course of Business and (b) are correct as to amount, legally enforceable according to their terms and (c) have no right of defense, set-off against them. Unless paid prior to the Closing Date, the Receivables are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements as of 31 December 2009 (the “Financial Statement”) or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Receivables as of the Closing Date than the reserve reflected therein and will not represent an adverse change in the composition of such Receivables in terms of aging). Each of the Receivables either has been or will be collected in full, without any set-off, within the normal trading terms for such customer, There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, by any obligor of a Receivable relating to the amount or validity of such Receivable. Schedule 5.10 contains a complete and accurate list of all Receivables as of the date of the Financial Statement, which list sets forth the aging of such Receivables. Sellers shall pay to Buyer an amount equal to any Receivable(s) which are not collected by the Company from a customer within the Normal Trading Terms plus one hundred twenty (120) days. For purposes of this Section 5.10, the term “Normal Trading Terms” shall mean the lesser of (i) the actual number of days which such customer has normally paid the Company, and (ii) one hundred twenty (120) days. Following payment of such amount to Buyer, Buyer shall procure that the Company assigns such account to Sellers.

5.11 Books of Account, Records and Minute Books. The books of account and records of the Company are true and complete in all respects, have been maintained in accordance with sound business practices and Italian GAAP including the maintenance of a system of controls, as required by Italian law. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and no meeting of any such stockholders, board of directors has been held for which minutes have not been prepared and are not contained in such minute books. There has been duly and completely entered in the books and records all monies due or to become due from or to or owing by the Company, and all Liabilities of the Company by reason of any transaction, matter, or cause whatsoever. No changes or additions to the books and records of the Company have been made and nothing which should be set forth in said books and records, if prepared in the usual and customary manner of the Company, has occurred from the date such books and records were first made available to Buyer, except for such changes, additions or events which have been made or have occurred, as the case may be, in the Ordinary Course of Business. At the Closing all books and records shall be in the possession of the Company.

5.12 Budgets. Schedule 5.12 sets forth as of the date hereof the budgets of profit and loss of the Company prepared in the Ordinary Course of Business for the fiscal year ending December 31, 2010. The Budget contained in Schedule 5.12 has been approved by the Company’s Board of Directors before the execution of the present Agreement.

5.13 Certain Payments. Neither the Company nor any of the Sellers, nor to the Knowledge of the Sellers any other Person associated with or acting on behalf of the Company, has directly or indirectly made any contribution or paid or delivered, or committed itself or himself to pay or deliver, any fee, commission, gift, bribe, rebate, payoff, influence payment, kickback, regardless of form, whether in money, property or services or other payment of money or items of property, or services, however characterized, to any Person that in any manner is related to the business or operations of the Company, and which the Company and the Sellers, or any of them, knows, or has reason to believe, were or are illegal under any, foreign, state or local laws, rules or regulations.

5.14 Compliance With Legal Requirements; Governmental Authorizations.

(a) Compliance With Legal Requirements. Except as set forth in Schedule 5.14(a):

(1) the Company has always been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(2) no event has occurred, nor does any circumstance exist, that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(3) the Company has never received any notice or other communication (whether oral or written) from any Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Governmental Authorizations. Schedule 5.14 (b) contains a complete and accurate list of each Governmental Authorization. Each Governmental Authorization listed or required to be listed in Schedule 5.14(b) is valid and in full force and effect. Except as set forth in Schedule 5.14 (b):

(1) the Company has always been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.14 (b);

(2) no event has occurred, nor does any circumstance exist, that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 5.14 (b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.14 (b);

(3) the Company has never received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 5.14(b) collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets and there will not be a material Adverse Effect on the Company in the Governmental Authorizations as a result of the consummation of the Contemplated Transactions.

5.15 Computer Systems; Software.

(a) Condition of Computers. All computers and computer systems owned, leased or used by Company (including software, communication links and storage media) (collectively, “Computers”):

(1) are in full operating order and fulfill, in an efficient manner without material downtime or errors, the purposes for which they were acquired, established and are currently used;

(2) have adequate capacity for the present needs of the Company and foreseeable future needs;

(3) have adequate security, back-ups, duplication, hardware and software support and maintenance including emergency cover and trained personnel to ensure:

(A) that breaches of security, errors and breakdowns are kept to a minimum; and

(B) that no material disruption will be caused to Company or any material part thereof in the event of a breach of security, error or breakdown;

(4) are properly established and documented by written technical descriptions and manuals so as to enable them to be used and operated by any reasonably qualified personnel;

(5) are under the sole control of Company, save the license agreements, where applicable, are located at branch locations of Company, are not shared with, used by or on behalf of or accessible by any other Person and, except for software properly licensed to Company, are owned by Company;

(6) comply with and are used in accordance with all Legal Requirements.

(b) Condition of Software. All software used on or stored or resident in the Computers (“Software”):

(1) performs efficiently in accordance with its specifications and does not contain any defect or feature which may have an Adverse Effect on its performance or the performance of any other software in the future (providing such future software is otherwise compatible);

(2) is lawfully held and used and does not infringe the intellectual property rights of any Person and all copies held have been lawfully made; and

(3) as to copyrights in connection with the Software:

(A) standard packaged Software, is licensed to Company on an express or implied license which does not require Company to make any further payments, is not terminable without the consent of Company and which imposes no material restrictions except as to copying on the use or transfer of the Software; and

(B) all other Software, is licensed to Company on the terms of such written licenses which require payment by Company of a fixed annual license fee at a rate not exceeding that paid in calendar 2009, but except for reasonable fees for software support, require Company to make no further or other payment, are not terminable, except for failure to pay the license fee, without the consent of Company and impose no material restrictions except as to copying on the use or transfer of the Software.

(c) Operation of Computers. The Contemplated Transactions will not cause any license agreements as referred to in this Section 5.16(b) to be terminated or the terms varied or any rates or royalties payable to be increased. The Company’s IT system is consistent with the operating capacity certified by the appraisal provided under Schedule 5.15 and the related Sellers’ warranty is given with reference to such operating capacity.

5.16 Condition and Sufficiency of Assets. The buildings, plants, structures and equipment of Company are structurally sound, are free from defects (patent and latent), have been maintained in accordance with the manufacturer’s suggested maintenance schedule, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used and presently proposed to be used, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing. The Company owns or leases all buildings, machinery, equipment, and other tangible property necessary for the conduct of the business of the Company as presently conducted and as presently proposed to be conducted, and no penalty shall be due under all the lease agreements in consequence of the Company’s change of control in favor of the Buyer.

5.17 Contracts. Schedule 5.17 contains a complete and accurate list of the following types and forms of contracts and other agreements to which the Company is a party:

a) any agreement (or group of related agreements), written or oral, for the lease of personal property to or from any Person providing for lease payments in excess of €50,000 per annum or which may not be terminated by the Company without penalty or payment on thirty (30) days, or less, notice;

b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of €100,000 per year;

c) any agreement that involves performance of services by the company of an amount or value in excess of €50,000;

d) any agreement that involves performance of services to the Company of an amount or value in excess of €100,000;

e) any agreement concerning a S.p.A., corporation, partnership, limited partnership, joint venture, limited liability company, limited liability partnership or similar entity, including any agreement with such an organization which provides for a sharing of profits, losses, costs or liabilities of the Company with any other Person;

f) any agreement granting a power of attorney to any Person;

g) any agreement involving a written warranty or guaranty and any other similar understanding with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

h) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of €100,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

i) any contract, arrangement or commitment containing covenants by the Company not-to-compete in any line of business with any Person or restricting the customers from whom, or the area in which, the Company may solicit or conduct business or any contract, arrangement or commitment involving a covenant of confidentiality;

j) any agreement under which it has advanced or lent any amount of money or property to any of its directors, officers, and employees outside of the Ordinary Course of Business;

k) any agreement under which the consequences of a default or termination could have an Adverse Effect on the Company; or

l) any agreement that the Sellers or Company has with representatives regarding the sale of products produced by the Company.

The Company has delivered to Buyer simultaneously with the execution of this Agreement, a correct and complete copy of each written agreement listed in Schedule 5.17 (as amended to the date hereof) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 5.17. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. In addition, Sellers shall be solely responsible for any and all payments which the Company may be obligated for a period of five (5) years from the Closing Date as a result of severance indemnity payments made to agents bound toward the Company by agency agreements, which such amount, if any, shall be deducted from the Escrow Account.

5.18 Customers of the Company; Conditions Affecting the Company. Neither the Company nor Sellers has any reason to believe that any of the main customers has terminated its relationship with the Company or otherwise ceased doing business with the Company.

5.19 Employee Benefits.

(a) Benefit Plans. Except as set forth on Schedule 5.19(e), the Company has not, nor does it now, contribute to any employee pension benefit plans (“Pension Plans”). Except as set forth on Schedule 5.19(e), the Company has not had at any time, any obligation, arrangement, practice, plan or agreement to provide present or future benefits, other than salary, as compensation for services rendered, to any of its present or former employees, officers, directors, agents or representatives, nor any obligation, arrangement, practice, plan or agreement providing stock options, stock purchase, deferred compensation, severance, fringe benefits, or any other employee benefits of any nature whatsoever (“Compensation Plans”). Pension Plans and Compensation Plans are collectively referred to as “Benefit Plans.” The consummation of the Contemplated Transactions shall not result in the payment, vesting or acceleration of any benefit or right under any Benefit Plan.

5.20 Employees.

a) List of Employees. Included as Schedule 5.20 is a true and complete list of all officers and employees of the Company on the date hereof along with the amount of the current annual salaries or hourly rate, job title and vacation accrued, along with a full and complete description of any commitments to such officers and employees with respect to compensation payable hereafter. The Company has not, because of past practices or previous commitments with respect to the Company’s officers or employees, established any rights or expectations on the part of such officers or employees to receive additional compensation inconsistent with past practices with respect to any period after the date hereof. None of the Company’s officers or employees has given notice to the Company that he or she intends to leave the Company’s employment. Except as set forth in Schedule 5.20, the Company has no reason to believe that any of the Company’s officers or employees shall leave such employment. Set forth on Schedule 5.20 is a description of all claims made against the Company by officers or employees of the Company within the last twenty-four (24) months. No officer or employee of the Company is employed outside of Italy.

b) Agreements with Employees who are or Ever Have Been Shareholders. The Company does not have any obligations, financial or otherwise to any employees of the Company who are, or who have ever been, shareholders, and the Company will not incur any obligations to any such person(s) as a result of the Contemplated Transaction herein, and any and all such obligations or amounts owed to such person(s) will not survive the Closing. No employee who currently is, or who has ever been, a shareholder of the Company who may become employed by the Buyer on or after the Closing Date, will be eligible to receive any benefits or entitlements, whether statutory or otherwise, which may have been earned or accrued during the period of time that such employee was employed by the Company, and Buyer shall have no obligation whatsoever to any such employee(s) for any benefits or entitlements other than those benefits or entitlements which may begin to accrue on the fist day of employment with the Company following the Closing Date.

c) Agreements with Other Employees. Except as described in Schedule 5.20, the Company is not a party to or bound by any oral or written:

1) employment agreement, employment agreement (other than employment agreements terminable by the Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current employee benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement or covenant not to compete; or

2) contract or agreement with any officer or employee (other than employment agreements disclosed in response to clause (1) or excluded from the scope of clause (1)), agent, or attorney-in-fact of the Company; or

3) obligation to provide, presently or in the future, retiree medical insurance coverage, retiree life insurance coverage, and other benefits for retired employees or directors of the Company, or their dependents, and, to the extent of any such obligation, the name, pension benefit, pension option election, medical insurance coverage, and life insurance coverage for such retirees.

d) Confidentiality and Noncompetition Agreements. No officer, employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer, employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (1) the performance of his or her duties as an officer, employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such officer, employee or director.

5.21 Environmental Matters.

a) Compliance with Environmental Laws. Except as set forth on Schedule 5.21 the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any “Environmental Law” (as defined in Section 5.21(h)). Neither the Company nor any Seller has any basis to expect, nor has any of them for whose conduct they are or may be held to be responsible received, any actual or Threatened “Order” (as defined in Section 5.21(h)), notice, or other communication from (1) any Governmental Body or private citizen acting in the public interest, or (2) the current or prior owner or operator of any “Facilities” (as defined in Section 5.21(h)), of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any “Environmental, Health, and Safety Liabilities” (as defined in Section 5.21(h)) with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or Sellers have had an interest, or with respect to any property or Facility at or to which “Hazardous Materials” (as defined in Section 5.21(h)) were generated, manufactured, refined, transferred, imported, used, or processed by the Company or Sellers, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

b) No Claims. Except as set forth on Schedule 5.21, there are no pending or, to the Knowledge of the Sellers, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company or Sellers have or had an interest.

c) No Orders. Except as set forth on Schedule 5.21, Sellers have no Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to “Hazardous Activity” (as defined in Section 5.21(h)), Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets

(whether real, personal, or mixed) in which the Company or Sellers had an interest, or with respect to any property or Facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Company or Sellers, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

d) No Environmental Liabilities. Except as set forth on Schedule 5.21, none of the Sellers have, or any other Person for whose conduct they are or may be held responsible has, any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Sellers, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company or Sellers (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

e) No Hazardous Materials. Except as set forth on Schedule 5.21, there are no Hazardous Materials present on or in the “Environment” (as defined in Section 5.21(h)) at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of the Sellers have, or any other Person for whose conduct they are or may be held responsible has, or to the Knowledge of the Sellers, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company or Sellers have or had an interest.

f) No Release. Except as set forth on Schedule 5.21, there has been no “Release” (as defined in Section 5.21(h)) or, to the Knowledge of the Sellers, “Threat of Release” (as defined in Section 5.21(h)), of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company or Sellers has or had an interest, or to the Knowledge of the Sellers any geologically or hydrologically adjoining property, whether by the Company, Sellers or any other Person.

g) Delivery of Reports, etc. Sellers have delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests or monitoring possessed or initiated by the Company or Sellers pertaining to Hazardous Materials or Hazardous Activities in, or under, the Facilities, or concerning compliance by the Company and Sellers or any other Person for whose conduct they are or may be held responsible with Environmental Laws.

h) Environmental Definitions. The following terms pertaining to environmental matters shall have the meaning set forth below:

(1) “Environment”. Soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(2) “Environmental, Health, and Safety Liabilities”. Any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(A) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(B) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(C) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other public administration) and for any natural resource damages; or

(D) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

(3) “Environmental Law”. Any Legal Requirement that requires or relates to:

(A) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(B) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(C) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(D) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(E) protecting resources, species, or ecological amenities;

(F) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(G) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(H) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

(4) “Facilities”. Any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

(5) “Hazardous Activity”. The distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

(6) “Hazardous Materials”. Any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(7) “Occupational Safety and Health Law”. Any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

(8) “Order”. Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

(9) “Release”. Any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

(10) “Threat of Release”. A substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

5.22 Insurance. Schedule 5.22 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past ten (10) years:

a)	the name, address, and telephone number of the agent or of the broker;

b)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

c)	the policy number and the period of coverage;

d)	the scope and amount of coverage; and

With respect to each current insurance policy in effect: (1) the policy is legal, valid, binding, enforceable, and in full force and effect; (2) the policy is assignable or shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions without any cost or surcharge to Buyer; (3) the policy has been issued by an insurer that is financially sound and reputable; (4) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (5) the policy does not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company, with the exception of the existing policies containing bonus malus provisions; (6) taken together, the policies provide adequate insurance coverage for the assets and the operations of the Company; and (7) no party to the policy has repudiated any provision thereof. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. The Sellers have caused the Company to furnish copies of each of the insurance polices listed on Schedule 5.22 to Buyer.

5.23 Intellectual Property.

a) Definition of Intellectual Property. The term “Intellectual Property” as used in this Agreement shall mean and include all of the following:

I. the name “Guidotti Centrostampa SpA,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

II. all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”).

b) Ownership of Intellectual Property. The Company owns or has the right to use all of the Intellectual Property necessary or desirable for the operation of the Company’s businesses as they are currently conducted. Except for the Intellectual Property licensed by the Company as a licensee and except as disclosed in Schedule 5.23, the Company owns all right, title, and interest in and to all of the Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use all of such Intellectual Property without payment to a third party.

5.24 Inventory. All inventory of the Company, reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items, as defined in the present Agreement, and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been written at a value consistent with the Italian GAAP principles, as applied by the Company over the time. No items included in the inventories are pledged as collateral or held by the Company on consignment from another.

5.25 Labor Relations; Compliance. Except as for the Collective National Labour Agreement of Editorial Designers, the Company is not a party to any collective bargaining or other labor contract. There has not been, nor there is not presently any pending or existing, and to the Knowledge of Sellers there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of Sellers, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company, and no such action is contemplated by Company. Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

5.26 Litigation; Orders.

a) Proceedings. Except as set forth on Schedule 5.26, there is no Proceeding pending or, to the Knowledge of the Sellers, Threatened, against or relating to the Company or its assets. Sellers do not know or have any reasonable grounds to know of any basis or alleged basis for any such Proceedings or of any governmental investigation relative to the Company, its assets, and no event has occurred, nor does any circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceedings. The Company is in full compliance with all their contracts and all Legal Requirements and orders applicable to it. No event or condition of any nature which might have a material Adverse Effect has occurred, exists or, to the Knowledge of the Sellers, is anticipated. To the Knowledge of the Company and Sellers, no legislative or regulatory proposal has been adopted or is pending which could have a material Adverse Effect. The Proceedings listed on Schedule 5.26 shall not have a material Adverse Effect.

b) Orders. (1) There is no “Governmental Order” to which the Company, or any of the assets owned or used by the Company, is subject; (2) none of the Sellers is subject to any Governmental Order that relates to the business of, or any of the assets owned or used by, the Company; and (3) to the Knowledge of the Sellers no officer, director, agent, or employee of the Company is subject to any Governmental Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company. (1) The Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Order to which it, or any of the assets owned or used by it, is or has been subject; (2) no event has occurred, nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Governmental Order to which the Company, or any of the assets owned or used by the Company, is subject; and (3) the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Governmental Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

5.7 No Agent, Finder or Broker. The Company has no Liability or obligation, contingent or otherwise, to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions.

5.28 Products.

a) Product Warranties. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future Proceedings against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in the Ordinary Course of Business. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

b) Product Liability. The Company has no Liability (and there is no basis for any present or future Proceedings against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

5.29 Real Property.

a) Owned Real Property. The Company owns no real Property.

b) Leased Real Property. Schedule 5.29 lists and describes briefly all real property leased or subleased to the Company. The Sellers have caused the Company to deliver to Buyer correct and complete copies of the leases and subleases listed in Schedule 5.29, as amended. With respect to each lease and sublease listed in Schedule 5.29:

1) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

2) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

3) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with all Legal Requirements;

4) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

5) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Encumbrance, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto; and

5.30 Similar Business Ownership. Neither Sellers, nor any officer or director of the Company, and except for Carlo Guidotti, Fabrizzo Guidotti, and Marco Guidotti, no family member of any of them, owns, directly or indirectly, any interest in, or is an officer, director or principal of, any corporation, partnership, proprietorship, association or other entity which is engaged in a business similar to that of the Company, which has conducted any business of any type whatsoever with the Company, or which is a party to any contract or agreement to which the Company is a party or to which it may be bound, except as set forth on Schedule 5.30. Neither Sellers, nor any officer or director of the Company, and except for Carlo Guidotti, Fabrizzo Guidotti, and Marco Guidotti, no family member of any of them, has directly or indirectly engaged in any transaction with the Company, except transactions inherent in the capacity of such person as an officer, director or employee of the Company, and except as set forth on Schedule 5.30.

5.31 Status of Contracts and Leases. Except as set forth in Schedule 5.31, each of the leases, contracts and other agreements listed in Schedules 5.17, 5.19, 5.20, 5.22, 5.24, and 5.29, (collectively, the “Company Agreements”) constitutes a legal, valid, binding and enforceable obligation of the parties thereto and is in full force and effect and (except for those Company Agreements which by their terms shall expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) the Contemplated Transactions shall not have an Adverse Effect on the Company Agreements and they shall continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and, to the Knowledge of the Sellers, no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the Knowledge of the Sellers, by any such other party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. None of the Company Agreements contains terms unduly burdensome or harmful to the Company, nor requires or would require the payment of a penalty, termination fee or payment in lieu of performance upon the expiration or termination of such Agreement.

5.32 Taxes; Tax Returns; Tax Elections.

a) Definition of Tax and Tax Return. The term “Tax” as used herein shall mean any taxes, however denominated, including income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other arrangement relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, including any interest, penalty, or addition thereto, whether disputed or not. The term “Tax Returns” as used herein shall mean any return (including any information return), report, declaration of estimated Taxes, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

b) Tax Returns. The Company has prepared, signed and filed all “Tax Returns” required to be filed prior to the date hereof. Included in Schedule 5.32(b) is a list of all Tax Returns required to be filed by the Company. The Sellers have caused the Company to deliver to Buyer copies of all Tax Returns filed by the Company since January 1, 2005. All Tax Returns were correct and complete in all respects, and the Company has timely paid or accrued all Taxes or installments thereof of every kind and nature whatsoever which were due and owing on Tax Returns or which were or are otherwise due and owing under all applicable laws and regulations for any periods for which Tax Returns were due, whether or not reflected on the Tax Returns. The provision for Taxes in the Balance Sheet is sufficient for the payment of all Taxes attributable to all periods ended on or before December 31, 2009, and adequate accruals have been made by the Company for all liabilities for Taxes accruing since the date of the Balance Sheet. There are no Proceedings, investigations or claims now pending, nor, to the Knowledge of the Sellers, proposed against the Company, nor are there any matters under discussion with any Governmental Body, relating to any Taxes or assessments, or any claims or deficiencies with respect thereto. The income tax returns of the Company have not been audited by any Governmental Body except as set forth on Schedule 5.32(b). The Company has properly reported, paid the appropriate amount of Tax, if any, and has the necessary documentation to substantiate the Company’s position with respect to such item or deduction with respect to (i) purchases from foreign suppliers; (ii) payments made to any agents of customers or the Company; (iii) the sale of any capital assets or transfer of lease agreements; (iv) the deduction for entertainment expenses; (v) VAT formal accomplishments required for the registration of sales invoices for particular customers; and (vi) the appropriate classification of deductions for purposes of IRES and IRAP.

c) Tax Basis and Tax Attributes. Schedule 5.32(c) contains accurate and complete description of the Company’s basis in its assets. The Company’s current and accumulated earnings and profits, its tax carryovers and tax elections are described in Schedule 5.32(c). The Company has no net operating losses, or other tax attributes presently subject to limitation under Italian law.

d) Withholdings. The Company has withheld proper and accurate amounts from its employees in full and complete compliance with the tax withholding provisions of applicable Legal Requirements, and has filed proper and accurate, foreign, national and local Tax Returns and reports for all years and periods (and portions thereof) for which any Tax Returns were due with respect to employee income, income tax withholding, withholding taxes, social security taxes and unemployment taxes. All payments due from the Company on account of employee tax withholdings, including income tax withholdings, social security taxes or unemployment taxes in respect to years and periods (and portions thereof) ended on or prior to the date hereof were paid prior to such date on or before their due date.

e) Waivers of Statute of Limitations. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

f) Tax Agreements. The Company is not, nor has it ever been, a party to any tax allocation or sharing agreement. The Company (1) has not been a member of an affiliated group filing a consolidated income tax return nor (2) does it have any liability for the Taxes of any corporation or other entity as a transferee or successor, by contract, or otherwise.

5.33 Title to Properties. The Company has good and marketable title to all of its properties, interests assets, tangible and intangible, owned or used by it in the business of the Company (excluding leased properties) including all of its vehicles, equipment, furniture and fixtures. All interest in properties and assets are free and clear of all Encumbrances.

5.34 Completeness of Statement; Effect of Representations and Warranties. No representation or warranty of the Sellers in this Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. The Sellers have disclosed in Schedule 5.34 all material adverse facts known to them relating to the representations and warranties. All representations and warranties contained in Section 5 are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date as though made then with the Closing Date being substituted for the date hereof throughout this Section 5. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Nothing in any auditor’s report to the Company shall be deemed adequate to disclose an exception to a representation or warranty made herein. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). All of the representations and warranties made by the Sellers are made with the knowledge, expectation, understanding and desire that Buyer place complete reliance thereon. Neither the representations and warranties of the Sellers, nor the indemnification obligations of the Sellers, shall be affected, qualified, modified or deemed waived by reason of the fact that Buyer knew or should have known that any representation or warranty is or might be inaccurate in any respect.

6. REPRESENTATIONS AND WARRANTIES OF MCC AND BUYER. Buyer hereby represents and warrants to Sellers as follows:

6.1 Status. Buyer is a corporation duly formed and existing under the laws of the state of Ohio, is in good standing and is authorized to transact business in such jurisdiction. MCC has, and at all times has had, full corporate power and authority to conduct its business as and where such businesses have and are now being conducted.

6.2 Authority; Consents; Enforcement; Noncontravention.

a) Authority of Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the Contemplated Transactions.

b) Consents. No consent, action, approval or authorization of or registration, declaration or filing with any Governmental Body is required for the performance of the terms of this Agreement by the Buyer.

c) Enforcement. This Agreement has been duly executed and delivered by MCC and Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms.

d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the compliance with, or the fulfillment of, the terms, conditions and provisions hereof or thereof, will (a) violate any Legal Requirement of the Buyer, any provision of its articles of incorporation, regulations or bylaws; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or result in the imposition of or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by Buyer; provided however, a consent has been obtained in favor of Bank of America, who is the Administrative Agent, and the Lenders to the collateral assignment of rights and indemnities under this Agreement.

6.3 No Agent, Finder or Broker. Buyer has no Liability or obligation, contingent or otherwise, to pay any fees or commissions to any agent, broker or finder with respect to the Contemplated Transactions.

6.4 Investment Intent. Buyer is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof.

6.5 Company’s Directors after Closing. Buyer undertakes to procure that the Company appoints as Board of Directors’ members Filippo Guidotti and Andrea Guidotti, this latter with the role of President and Managing Director, for a duration of at least two mandates of three-years each and, therefore, until the approval of the financial statement related to the financial year ended on 31 December 2016, with the exception of the cases of revocation and resignation regulated under Article 3.3(b) and the effects therein provided, being understood that Andrea Guidotti shall have wide management powers until the approval of the financial statements as of 31 December 2010, without suffering any impediment or limitation to his right of action as defined under this Section 6.5. The Buyer shall cause the Company’s Articles of Incorporation to be amended, with effects from 1 July 2010, to provide that three (3) directors shall be required for a quorum and shall establish a Company policy which shall require that one (1) director from the United States be required to execute any authorization or resolution in order for the Company to enter into material agreements such as those set forth below:

a. Any changes to the articles of incorporation or association of the Company.

b. Issuance of interest bearing debt, including but not limited to, factoring debts and/or company assets.

c. Entering into any foreign exchange hedges or related agreements.

d. Issuance of shares, options or otherwise dealing with Company stock.

e. Capital purchases or dispositions exceeding US $25,000.

The Buyer further warrants that for the FY2010 full and independent authority and operativity is granted to Managing Director of the Company, for the purpose of reaching the Budget of the Company referred to in Section 5.12 of this Agreement, which Budget has already been approved and is annexed herewith.

Therefore the Buyer warrants not to amend the conditions normally applied by the Company in its relationship with clients, suppliers, employees and the criteria used in the purchasing and equipment replacement. Whether a dispute should arise between Andrea Guidotti and the Buyer in relation to the adoption of management decisions affecting the FY2010 profits, such dispute shall be notified to MCC’ CEO and COO and shall be taken into consideration to the purpose of the Procedures provided under Article 13 whether a dispute should arise in relation to the calculation of the 2010 EBITDA and the lack in the adoption of such management decisions has been relevant in order to determine the 2010 EBITDA.

6.6 Completeness of Statement; Effect of Representations and Warranties. Buyer has disclosed in Schedule 6.6 all material adverse facts known to it relating to the representations and warranties. The representations and warranties of Buyer contained in this Section 6 are true and complete in all respects as of the date hereof. No representation or warranty of Buyer in this Agreement contains any untrue statement of a material fact, omits any material fact necessary to make such representation or warranty, under the circumstances which it was made, not misleading, or contains any misstatement of a material fact. All of the representations and warranties made by Buyer are made with the knowledge, expectation, understanding and desire that Sellers place complete reliance thereon. Neither the representations and warranties of Buyer, nor the indemnification obligations of Buyer, shall be affected, qualified, modified or deemed waived by reason of the fact that Sellers knew or should have known that any representation and warranty is or might be inaccurate in any respect.

7. COVENANTS OF THE PARTIES.

7.1 Operations of the Company Pending Closing. The Sellers covenant and agree that from the date hereof through the Closing Date, without the prior consent of Buyer, they shall cause the Company to:

a) continue the business and operations of the Company substantially in the same manner as heretofore, not undertake any transactions or enter into any contracts, commitments or arrangements other than in the Ordinary Course of Business, use its Reasonable Best Efforts to preserve the present business and organization of the Company and to keep available for the benefit of Buyer the services of the Company’s employees, and to preserve for the benefit of Buyer the goodwill of the Company’s customers and others having business relationships with it;

b) not enter into, renew, extend, modify, terminate or waive any right under any material lease, contract or other instrument, except in the Ordinary Course of Business;

c) not increase the rate or change the nature of the compensation payable to any of the Company’s employees, officers, shareholders, or Sellers except in the Ordinary Course of Business;

d) not allow any of Company’s assets and properties to be subject to any Encumbrance;

e) maintain the Company’s existing insurance coverage, subject to variations in amounts required by the Ordinary Course of Businesses;

f) not make any distributions with respect to the Company’s common stock or pay any dividends with respect thereto;

g) confer with Buyer concerning operational matters of a material nature; and

h) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Company.

7.2 Transition of Company. The Sellers covenant with Buyer to cooperate with Buyer to effect the smooth transition of the control and operation of the Company from Sellers to Buyer, as contemplated herein, including the retention of the customers of the Company, by such means that Buyer may request.

7.3 Further Assurances. Each of the parties hereto shall, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, and assurances as may be required to complete the Contemplated Transactions. After the Closing Date, the Sellers shall, and shall use their Reasonable Best Efforts to assure that any necessary third party shall, execute such documents and do such acts and things as Buyer may reasonably require for the purpose of giving to Buyer and the Company the full benefit of all the provisions of this Agreement and as may be required to complete the Contemplated Transactions.

7.4 Actions of the Parties.

a) No Actions Constituting a Breach. From the date hereof through the Closing Date, neither the Sellers nor Buyer will take or knowingly permit to be done anything in the conduct of the business of the Company or Sellers, as the case may be, or otherwise, which would be in “Breach” (as defined below in this Section 7.4) and each of the parties hereto shall cause the deliveries for such party is responsible at the Closing to be duly and timely made. As used in this Agreement, the term “Breach” shall mean that a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (1) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (2) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.

b) Notification of Breaches. From the date hereof through the Closing Date, the Sellers will promptly notify Buyer in writing if the Company or any of Sellers becomes aware of any fact or condition that causes or constitutes a Breach of any of the Sellers’ representations and warranties as of the date of this Agreement, or if a Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any breach of any covenant of the Sellers in this Section 7.4(b) or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely. No disclosure by any party pursuant to this Section 7.4(b), however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or Breach of a warranty or covenant.

7.5 Compliance With Conditions. Each party hereto agrees to cooperate fully with each other party, and shall use his or its Reasonable Best Efforts to cause the conditions precedent for which such party is responsible to be fulfilled. Each party hereto further agrees to use his or its Reasonable Best Efforts, and act in good faith, to consummate this Agreement and the Contemplated Transactions as promptly as possible.

7.6 Consents; Actions. Subject to the terms and conditions of this Agreement, the parties hereto undertake and agree to (a) in good faith, take all steps that are within their power to cause to be fulfilled those of the conditions precedent to each party’s obligations to consummate the Contemplated Transactions hereby that are dependent upon their actions; and (b) use their Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Transactions Contemplated and not to take any actions that would be inimical to such result.

7.7. Restraint; Non compete

In order to reasonably protect the goodwill of the Company and to reflect that the Sellers have been the beneficiary of the Shares sale which has, and/or will in the future provide substantial financial benefit to them, the Sellers jointly undertake to the Company that they will not:

(a) engage in any business or activity which is the same as or substantially similar to or competitive with the Company’s business or any material part of it;

(b) solicit, canvass, induce or encourage any person who was at any time during the six months period ending on the date of the present Agreement, a director, employee or agent of the Company to leave the employment or agency of the Company;

(c) solicit, canvass, approach or accept any approach from any person who was at any time during the six months period ending on the date of the present Agreement, a client or customer of the Company with a view to obtaining the custom of that person in a business which is the same or substantially similar to or competitive with the Company’s business; or

(d) interfere with the relationship between the Company and its clients, customers, employees or suppliers.

The undertakings in this Section begin on the date of this agreement and end, respectively:

a) on the third anniversary of the Closing Date;

b) on the second anniversary of the Closing Date;

c) on the first anniversary of the Closing Date.

The undertakings in this Section apply only if the activity prohibited by this Section occurs within:

a) Italy;

b) Western Europe (Italy, France, Spain, Portugal, UK);

c) Europe.

This Section does not restrict the Sellers from holding 5% or less of the shares of a listed company.

The Sellers acknowledge that in negotiating the Purchase Price of the Company’s Shares the Parties took into consideration the non compete obligations undertaken by the Sellers under the present Section 7.7 and, therefore, such obligations are to be deemed adequately compensated by the Buyer.

The Sellers acknowledge that:

a) all the prohibitions and restrictions in this clause 10 are reasonable in the circumstances and necessary to protect the Company’s goodwill;

b) damages are not an adequate remedy if the Sellers breache this Section 7.7; and

c) the Buyer may apply for injunctive relief if:

(i)	the Sellers breache or threatens to breach this Section 7.7; or

(ii)	it believes the Sellers are likely to breach this Section 7.7.

8. CONDITIONS TO CLOSING.

8.1 Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is based upon the presupposition that, at or prior to the Closing, the following events occur:

a) Representations True. The Parties acknowledge that the present Agreement has been executed on the presupposition that the representations and warranties of the Sellers contained in this Agreement (considered collectively) and each of these representations and warranties (considered individually) are true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects on and as of the Closing Date (including those representations and warranties which specifically speak as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date, without giving effect to any supplement to the Schedules. The Parties acknowledge that the present Agreement has been executed on the presupposition that the representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all respects on and as of the Closing Date (including those representations and warranties which specifically speak as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date, and without giving effect to any supplement to the Schedules.

b) Covenants Performed. The Parties acknowledge that the present Agreement has been executed on the presupposition that the all of the covenants, agreements and conditions of the Sellers to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement (considered collectively), and each of these covenants, agreements and conditions (considered individually) shall be duly performed and complied with in all material respects.

c) No Changes or Destruction of Property. The Parties acknowledge that the present Agreement has been executed on the presupposition that the between the date hereof and the Closing Date, there shall have been (1) no material adverse change in the business operations of the Company; (2) no material adverse state legislative or regulatory change affecting the Company or its products or services; and (3) no damage to the Company’s assets and properties by fire, flood, casualty, act of God or public enemy or other cause, regardless of insurance coverage for such damage.

d) Necessary Consents Received. The Parties acknowledge that the present Agreement has been executed on the presupposition that the Company has received consents, in form and substance reasonably satisfactory to Buyer, to the Contemplated Transactions from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of the Company’s assets or properties are affected and all governmental authorizations which are specified in Schedule 8.1(d) or are otherwise necessary to prevent a material Adverse Effect.

e) No Litigation. The Parties acknowledge that the present Agreement has been executed on the presupposition that the no Proceeding have been instituted or, to the Knowledge of the Sellers, Threatened, before any Governmental Body by any Person, (1) making any challenge to, or seeking damages or other relief in connection with, the Contemplated Transactions or (2) that may have the effect of restraining, enjoining or prohibiting, making illegal or otherwise interfering with the Contemplated Transactions.

f) No Claim Regarding Shares. The Parties acknowledge that the present Agreement has been executed on the presupposition that the no claim has been made or Threatened by any Person asserting that such Person (1) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Shares or any other capital stock of the Company, voting, equity or otherwise or (2) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.2 Presuppositions to Obligations of the Sellers. The obligation of the Sellers to sell the Shares and to take the other actions required to be taken by them at the Closing is based upon the presupposition that at or prior to the Closing, the following occurs:

a) Representations True. The Parties acknowledge that the present Agreement has been executed on the presupposition that the representations and warranties of Buyer contained in this Agreement (considered collectively) and each of the representations and warranties (considered individually) are true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects on and as of the Closing Date (including those representations and warranties which speak specifically as of the date hereof) with the same effect as though such representations and warranties had been made and this Agreement had been delivered on and as of the Closing Date.

b) Covenants Performed. The Parties acknowledge that the present Agreement has been executed on the presupposition that the all of the covenants, agreements and conditions of Buyer to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement (considered collectively), and each of these covenants, agreements and conditions (considered individually) have been duly performed and complied with in all material respects.

c) No Litigation. The Parties acknowledge that the present Agreement has been executed on the presupposition that the no Proceeding have been instituted or, to the Knowledge of Buyer, Threatened, before any Governmental Body by any Person, (1) making any challenge to, or seeking damages or other relief in connection with, the Contemplated Transactions or (2) that may have the effect of restraining, enjoining or prohibiting, making illegal or otherwise interfering with the Contemplated Transactions.

9. TERMINATION.

9.1 Termination of Agreement. This Agreement may, by notice given at or prior to the Closing, be terminated as follows:

a) Mutual Consent. Buyer and Sellers may terminate this Agreement by mutual consent.

b) Presuppositions Not Satisfied.

(1) Buyer may, save any right of assessment according to the procedure of Section 13, terminate this Agreement if any of the conditions in Section 8.1 have not been satisfied as of the Closing Date and Buyer has not waived such condition prior to the Closing, provided however Sellers shall have thirty (30) days from the Closing Date in which to attempt to satisfy any remaining unsatisfied conditions.

(2) Sellers may save any right of assessment according to the procedure of Section 13, terminate this Agreement if any of the conditions in Section 8.2 have not been satisfied as of the Closing Date and Seller has not waived such condition prior to the Closing, provided however Buyer shall have thirty (30) days from the Closing Date in which to attempt to satisfy any remaining unsatisfied conditions.

c) Breach by a Party. Either Buyer or Sellers may ask to verify the termination of the present Agreement according to one of the procedures described under Article 13 if a material Breach of any provisions of this Agreement has been committed by the other party and such Breach has not been waived at or prior to the Closing.

d) Closing Did Not Timely Occur. Either Buyer or Sellers may terminate this Agreement if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with his or its obligations under this Agreement) on or before August 31, 2010 or such later date as the parties may agree upon. It is understood that each of the Party shall be entitled to demand the enforcement by performance of the obligation to perform the Agreement in lieu of the termination.

9.2 Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights he or it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 14.1, 14.2 and 14.11 will survive; provided, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or parties or because one or more of the presuppositions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10. Deliveries and Actions To Be Taken At The Closing.

10.1 Deliveries by the Company and the Sellers. The Sellers covenant and where applicable, shall cause the Company to deliver (duly executed where appropriate) to Buyer at the Closing:

a) Shares. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer.

b) Certificate. A Certificate from the Sellers, dated the Closing Date, certifying to the existence of the presuppositions specified in Section 8.1.

c) Payment Directions. Payment Directions from each Seller in the form of Exhibit D attached hereto.

d) Real Estate Lease Agreement. Lease Agreements shall be entered into within thirty (30) days following the Closing Date and shall provide for a period of six (6) years, with fixed lease payments in the amount respectively of 660,000.00 Euros and 104,760.00 Euros per year, plus the ISTAT adjustments as provided by the Law and the right of the Company to renew the lease for one additional period of six (6) years and the right of first refusal to purchase the real estate.

e) Opinion of Legal Counsel. An opinion from a legal counsel for Sellers.

f) Opinion of Tax Counsel. An opinion from tax counsel for Sellers that the payment of any dividends prior to the Closing will not have an Adverse Effect on the Company or Buyer.

g) Cancellation of Director’s Insurance. Sellers shall or shall cause the Company to cancel any insurance policies which either the Sellers or the Company may maintain on members of the Company’s Board of Directors, and any repayment of premium(s), net of any cancellation or surrender charges or expenses, shall be paid directly to the Sellers by such insurance company or remitted to the Sellers by the Company, controlled by Buyer, upon Company receipt thereof.

h) Financial Statements and Budgets. Sellers’ shall have provided the (i) Interim Financial Statements, (ii) budgets, and the auditor appointed by the Buyer shall have agreed with the same the time for delivery of (iii) the audited Financial Statements for the fiscal years ended December 31, 2008 and December 31, 2009 in accordance with US GAAP presented in US Dollars of the Company to Buyer.

i) Other Documents. Such other documents as may be reasonably necessary to effect the closing of the Contemplated Transactions as such closing is contemplated.

10.2 Deliveries by Buyer. Buyer covenants to deliver (duly executed where appropriate) Sellers at the Closing:

a) Buyer’s Resolutions. Certified copies of resolutions of the Board of Directors of Buyer approving the Contemplated Transactions in the form of Exhibit G attached hereto.

b) Closing Price. The Purchase Price, as defined under Article 3.1 (a) above, by means of wire transfer of immediately available funds to the Sellers’ accounts as set forth on Exhibit C, the deposit into the Escrow Account and the delivery of the MCC Shares

c) Certificate. A Certificate from Buyer, dated the Closing Date, certifying to the existence of the presuppositions specified in Section 8.2.

d) Escrow Agreement. The Escrow Agreement in the form of Exhibit I attached hereto.

e) Other Documents. Such other documents as may be reasonably necessary to effect the closing of the Contemplated Transactions as such closing is contemplated.

10.3 Actions and Deliveries Simultaneous. Notwithstanding the order of the deliveries by the parties set forth above, all actions and deliveries shall occur simultaneously and none shall not be deemed to have been completed until each of the actions and deliveries set forth in this Section 10 has been completed or has been waived by the party entitled to make such waiver.

11. INDEMNIFICATION; REMEDIES.

11.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificates delivered pursuant to Sections 10.1(b) and 10.2(c), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of “Damages” (as defined in Section 11.2) or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

11.2 Indemnification and Payment of Damages By Sellers. Sellers, jointly between them, shall indemnify and hold the Company, Buyer and their directors, officers, shareholders, “Affiliates” (as defined below in this Section 11.2), successors and assigns (“Buyer Indemnitees”) harmless for, and shall pay to the Buyer Indemnitees the amount of, all debts, obligations, losses, claims, damages, liabilities, deficiencies, Proceedings, demands, assessments, orders, judgments, writs, decrees, of any nature and of any kind whatsoever (“Damages”), arising, directly from or in connection with:

(a) any “Breach” (as defined below in this Section 11.2) of any representation or warranty made by the Sellers (without giving effect to any supplement to the Schedules) in this Agreement;

(b) any Breach of any representation or warranty made by the Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules;

(c) any Breach by the Sellers of any covenant, agreement or obligation of the Sellers in this Agreement;

(d) any Damages arising out of the ownership, use or conduct of the business or operations of the Company on or prior to the Closing Date or any act, omission, transaction, circumstance, stated fact or other condition relating to the Company, whether known or unknown to the Sellers, which existed on or prior to the Closing Date, which has constituted a breach of the Sellers’ Representations and Warranties verified according to one of the procedures under Section 13 or not disputed by Sellers;

(e) any product shipped or manufacture by, or any services provided by, the Company prior to the Closing Date, which has caused a breach of the Sellers’ Representations and Warranties verified according to one of the procedures under Section 13 or not disputed by Sellers;

provided, Sellers shall not be relieved of their obligation to indemnify and hold Buyer Indemnitees harmless (i) by reason of having made a representation or warranty, or having made a disclosure in the Schedules, based upon Knowledge in the event that the Knowledge of the Sellers proved to be inaccurate or incorrect or (ii) by reason of the fact that an adjustment of the Purchase Price produced a more favorable situation for Buyer than contemplated.

The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer Indemnitees. There shall be taken into account the time cost of money in determining Damages. Except for Damages due to Sellers’ Indemnification obligations as a result of a Breach of a representation or warranty relating to title or taxes, all the Indemnities relating Damages could be paid exclusively out the Escrow Account. As used in this Agreement, the term “Affiliate” shall mean any Person controlled by, controlling or under common control with such Person. For the purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, law or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing. As used in this Agreement, a “Breach” of a representation, warranty, covenant obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (ii) the verification of the ground of any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, circumstance or verification.

11.3 Indemnification and Payment of Damages by Sellers—Environmental Matters. In addition to the provisions of Section 11.2, Sellers, jointly and severally, shall indemnify and hold the Buyer Indemnitees harmless for, and shall pay to the Buyer Indemnitees, the amount of any Damages (including costs of cleanup, containment, or other remediation) arising directly from or in connection with:

(a) any Liabilities arising out of or relating to: (1)(A) the ownership, operation, or condition at any time on or prior to the Closing Date of any properties and assets in which the Company or Sellers have the ownership, the possession or the detention, or (B) any Hazardous Materials or other contaminants that were present on such properties and assets at any time on or prior to the Closing Date; or (2)(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, released or otherwise handled by the Company or Sellers or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by the Company or Sellers or by any other Person for whose conduct they are or may be held responsible; or

(e) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Company or Sellers or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (1) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (2) released or allegedly released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.2 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4 Indemnification By Buyer. Buyer shall indemnify and hold Sellers and their directors, officers, shareholders, affiliates, successors and assigns (“Seller Indemnitees”) harmless for, and will pay to the Seller Indemnitees the amount of, all Damages arising directly from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement;

(b) any Breach of any representation or warranty made by Buyer made in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is expressly identified in the Certificate delivered pursuant to Section 10.2(c).

(c) any Breach by Buyer of any covenant, agreement or obligation of the Buyer in this Agreement.

The remedies provided in this Section 11.4 will not be exclusive of or limit any other remedies that may be available to Buyer Indemnitees.

11.5 Time Limitations

Sellers’ representations and warranties shall be valid and effective for a period of twenty four (24) months from the Closing Date and any claim from the Buyer must be submitted within this term, except for title, which will have no limitation, or taxes, environmental, social security and monetary warranties which shall remain valid and effective until their statutory limitation term and within this term, in relation to any of such warranties, Buyer’s claim must be submitted according to Section 11.6 below.

11.6 Indemnity Claims.

(a) Notification of Claims. In the event that any claim (“Claim”) is hereafter asserted by a party hereto as to which such party may be entitled to indemnification hereunder, such party (“Indemnitee”) shall notify the party required by the terms of this Agreement to indemnify the Indemnitee (“Indemnifying Party”) thereof (“Claims Notice”) within 30 days after (1) receipt of “Notice” (as defined in Section 14.13) of commencement of any third-party litigation against such Indemnitee, (2) receipt by such Indemnitee of written notice of any third-party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (3) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party. The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include a copy of the Notice referred to in (1) and (2), above, shall indicate the amount, if known, or an estimate, if possible, of Damages that have been or may be incurred or suffered, and shall state the name of the executive who shall represent the Indemnitee in the mediation provided for in Section 13.

(b) Defense of Third Party Claim by Indemnifying Party. The Indemnifying Party may elect to defend or compromise any Claim by a third party (“Third Party Claim”), at its or his own expense and by its or his own counsel, who shall be reasonably acceptable to the Indemnitee. The election by the Indemnifying Party to defend or compromise a claim shall constitute an avowal by the Indemnifying Party that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such claim. The Indemnitee may participate, at its or his own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the approval of the Indemnitee, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party which would require the Indemnitee to perform or take any action or to refrain from performing or taking any action.

(c) Assumption of Defense by Indemnitee. Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(d) Jurisdiction in case of Claim. Any Proceeding commenced by an Indemnitee in relation to a Claim which indemnity is regulated by the present Agreement is subject to the exclusive jurisdiction of the Italian jurisdictional authorities and, in particular, of the Court of Milan, with the exclusion of any other competent Court.

(e) Defense of Claim by Indemnitee. If, within thirty (30) days of the Indemnifying Party’s receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall not have notified the Indemnitee of its or his election to assume the defense, the Indemnitee shall have the right to assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys’ fees, shall be added to the Claim. The Indemnitee shall have the right to compromise such Claim without the consent of the Indemnifying Party.

(f) Cooperation of Parties. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of the party’s defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleading, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely notify the Indemnifying Party of the commencement of such actions in accordance with Section 11.6(a), shall relieve the Indemnifying Party from the obligation to indemnify under Section 11.2 or 11.3 or 11.4

11.7 Right of Set-Off. In the event that any Buyer Indemnitee is entitled to indemnification as provided in Section 11.2, Buyer shall have the right to set-off the entire amount thereof against the amounts of the Escrow Account, if any, which Buyer shall owe at such time or from time to time thereafter to Sellers, after Notice to Sellers specifying in reasonable detail the basis for such set-off. The exercise of such right of set-off by Buyer in good faith shall not constitute a default under any other agreement entered into in connection with the Contemplated Transactions. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.8 No Liability of the Company and toward the Company. In the event a Claim is made against Sellers for Buyer’s Damages, Sellers shall not, nor shall they be entitled to, maintain, assert or make a claim against the Company, or the directors, officers, affiliates, successor or assigns of the Company for contribution, indemnity or for any other recovery, it being the intention of the parties hereto that after the Closing the Company shall have no liability, obligation or responsibility for any Breach or non fulfillment of the representations, warranties, covenants or obligations of the Company or Sellers made in this Agreement. In the same way, any Indemnity that should be paid by Sellers could not cause any legal action, recourse or damages claim of the Company against the Sellers also with reference to the services of directors rendered by the same in favour of the Company or in consideration of their quality of shareholders.

11.9 Contribution.

In the event that one or more of Sellers is required to indemnify, and does indemnify, a Buyer Indemnitee, such Seller or Sellers shall have the right to contribution from any other Seller who paid less than Seller’s “proportionate share” of such indemnification obligation. As used herein, the term “proportionate share” shall mean, for each Seller, the percentage set forth opposite such Seller’s name on Exhibit B attached hereto.

12. SELLERS’ AGENT.

Sellers do hereby irrevocably constitute and appoint Paolo Guidotti as their agent and attorney-in-fact, on their behalf and on behalf of each of them, (a) to perform all acts which, by the provisions of this Agreement and the Seller Ancillary Documents, are to be performed after the date hereof, (b) to execute and give, and to receive, all Notices required or permitted hereunder, (c) to contest, compromise and to otherwise deal with any and all set-offs, claims and Proceedings hereunder, (d) to participate as an Indemnified Party in the mediation and arbitration procedures provided for in Section 13 and (e) generally, to act for and on behalf of Sellers and each of them in all matters connected with any claim for Damages by the Buyer Indemnities with the same force and effect as though such act had been taken by them, or any one of them, personally. Sellers agree that the foregoing appointment and power are coupled with an interest and every party acting hereunder or under any other instrument executed or delivered in connection with the Contemplated Transactions shall be entitled to rely on any action taken or omitted by Sellers’ Agent on behalf of Sellers. Sellers’ Agent shall be the exclusive representative of Sellers with reference to the matters set forth in this Section 12 and Section 13, his actions shall be binding on Sellers and Buyer shall have no duty to ascertain the Sellers’ Agent powers with the purpose to operate on their behalf, being the execution of the present Agreement a deed of appointment of the Representative with representation powers.

13. MEDIATION OF CLAIMS; ARBITRATION OF CERTAIN CLAIMS.

13.1 Party Mediation of Claims.

In the event that a Claim is asserted by an Indemnified Party against an Indemnifying Party, and the Indemnifying Party disputes such Claim, the parties will first attempt in good faith to resolve the dispute promptly by mediation between the parties who are involved in the Claim. Within 10 days after receipt of the Claims Notice, the Indemnifying Party shall submit to the Indemnified Party a written response. The response shall (a) describe the specific facts and circumstances in reasonable detail as to why the Indemnifying Party disputes the Claim and (b) the name and title of the person who will represent the Indemnifying Party, save for the Sellers’ Representative. The executive of Buyer and Sellers’ representative shall each have the authority to settle the Claim. The executive of Buyer and Sellers’ representative shall meet at a mutually acceptable time and place within 20 days of the date of the Indemnified Party’s Claims Notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

13.2 Structured Mediation of Claims.

If the Claim has not been resolved by mediation pursuant to Section 13.1 within 30 days after the Indemnifying Party’s Claims Notice, or if the Indemnifying Party will not meet with the Indemnified Party within twenty (20) days, either party may demand mediation of the Claim in accordance with the following procedures and provisions:

a.	Qualification of Mediator.

Unless the parties agree otherwise, the mediator shall be an Italian lawyer who (1) is or has been a partner in or counsel to a highly respected law firm for at least 10 years (2) a practicing attorney specializing in either general commercial litigation or general corporate and commercial matters, and (3) is impartial.

b.	Selection of Mediator.

The party initiating mediation of the Claim shall give the other party a written notice setting forth the list of the names and resumes of three persons who that party (“Initiating Party”) believes would be qualified as a mediator. Within 15 days after delivery of this notice, the other party (“Recipient Party”) shall give a counter-notice to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initiating Party, or if disagrees with proposed names or no such selection is made, the Recipient Party may set forth a list of names and resumes of three persons who the Recipient Party believes to be qualified as a mediator. Within 10 days after delivery of the counter-notice the Initiating Party may designate a person to serve as mediator from among the three persons listed by the Recipient Party, or refuse the designation, disagreeing on the names. If the parties cannot agree on a mediator from the three nominees submitted by each party, the mediator shall be selected by the President of the Court of Milan.

c.	Mediation Session.

Within 30 days after the mediator has been selected, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours. The Executive of Buyer and Sellers’ representative shall each have authority to settle the Claim. Efforts to reach a settlement will continue until the conclusion of the proceeding, which is deemed to occur when: (1) a written settlement is reached, or (2) the mediator concludes and informs the parties in writing that further efforts would not be useful, or (3) the parties agree in writing that an impasse has been reached. Neither party may withdraw before the conclusion of the proceeding, provided, if a party breaches this duty, such party shall pay all of the costs and expenses of the mediator. Except as provided in the immediately preceding paragraph, each party shall pay its or his costs and expenses of the mediation, including attorneys’ fees, and the costs and expenses of the mediator shall be shared equally by the parties.

d.	Failure to Settle in Mediation.

If the Claim cannot be settled as a result of the mediation sessions, the mediation process shall end and the Claim shall be resolved by arbitration as provided in Section 13.3, or be subject to judicial process as provided in Section 13.4.

e.	Confidentiality of Mediation.

All conferences and discussions which occur in connection with the mediation conducted pursuant to this Agreement shall be deemed settlement discussions and nothing said or disclosed shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

13.3 Arbitration of Certain Claims.

If the Claim has not been resolved pursuant to the mediation procedures outlined in Sections 13.1 and 13.2 within 70 days of the initiation of such procedure, or if the Claim is not resolved because one party has not culpably participated in the mediation, the Claim, provided that it may be subject to arbitration, shall be determined by means of arbitration before the International Arbitral Chamber of Milan. The rules of the International Arbitral Chamber of Milan as the same may be amended from time to time in the future, shall be applicable in the arbitration, provided, that the arbitration shall be conducted by three arbitrators, appointed one by each of the parties involved in the Claim and the third one, with the role of President, by the said Arbitral Chamber,. The arbitrators are not empowered to award any damages, including punitive damages, in excess of compensatory damages and each party hereby irrevocably waives the right to receive any damages in excess of compensatory damages. The parties shall furnish each other with the originals or true copies of all books, records and other documents in their possession which the may be requested by the other party. Any decision or award of the arbitrator shall be final and binding upon the parties. Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award or any order of enforcement, as the case may be. The arbitrators are empowered to apportion the costs and expenses of arbitration, including costs of investigation and reasonable attorneys’ fees, among the parties in such manner as they deem reasonable. The arbitration shall take place in Italy, shall be regulated by Italian Law and, with respect to procedural rules, by the Rules of the international Arbitral Chamber of Milan, which are provided under Schedule 13.3.

13.4 Exclusive Procedures.

The procedures specified in this Section 13 shall be the sole and exclusive procedures for the resolution of Claims between the parties arising out of or relating to the matters subject to mediation and arbitration as provided herein, provided, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 13.

13.5 Tolling and interruption of Statutes of Limitation.

All applicable statutes of limitation shall be tolled or interrupted, as the case may be, while the procedures specified in this Section 13 are pending. The parties will take such action, if any, required to effectuate such tolling or interruption.

14. MISCELLANEOUS PROVISIONS.

14.1 Confidentiality of Agreement.

Each party agrees that it or he will treat in confidence all documents, materials and other information which such party shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date hereof), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the Contemplated Transactions shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of the Company or Sellers, to its or their respective affiliates, counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares; provided, that after the Closing, Buyer may use or disclose any confidential information included in the Company’s assets, properties or rights, or otherwise reasonably related to the Company or the Company’s assets, properties or rights. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party or such Party’s Advisor(s), (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

14.2 Consent to Jurisdiction.

Each of the parties hereto consents and voluntarily submits to the personal jurisdiction of the Court of Milan Italy in any Proceeding arising out of or relating to this Agreement which is not subject to arbitration as provided in Section 13.3. Each of the parties hereto further consents and agrees that such party may be served with process in the same manner as a Notice may be given under Section 14.13. Each party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

14.3 Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Legal Requirement shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. Without limiting the generality of the foregoing, the mere listing or inclusion of a copy of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself. The parties intend that each representation, warranty, covenant and obligation contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or obligation contained herein in any respect, the fact that there exists another representation, warranty, covenant or obligation relating to the same subject matter regardless of the relative levels of specificity which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or obligation. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

14.4 Entire Agreement.

As used herein, the term “Agreement” shall mean this Stock Purchase Agreement, the Exhibits hereto, including those which will be executed and delivered by one or more of the parties hereto at or prior to the Closing Date, Seller Ancillary Documents and the Schedules delivered in connection herewith, all written statements (including financial statements and information) and all certificates, documents and instruments which are identified herein as having been or to be furnished to Buyer. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, and supersedes all prior agreements, correspondence, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which has not been embodied in this Agreement, and no party shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto, and any of the terms, provisions, and conditions hereof may be waived, only by a written instrument signed by the waiving party.

14.5 Exhibits and Schedules.

All Exhibits to this Agreement and the Schedules hereto shall constitute part of this Agreement and shall be deemed to be incorporated herein by reference, in their entirety and made a part hereof, as if set out in full at the point where they first are mentioned. References in this Agreement to a specific Schedule shall refer solely to such Schedule and shall not be deemed to include material included in any other Schedule, unless the Schedule specifically states that the material is to be included in another specified Schedule.

14.6 Expenses.

Except as otherwise specifically provided in this Section 14.6, each party to this Agreement will bear its or his respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transaction, including all fees and expenses of agents, representatives, counsel and accountants. Fees and expenses connected with the transfer of the Shares shall be borne exclusively by the Buyer.

14.7 Further Assurances.

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

14.8 Governing Law and Language.

This Agreement is executed and delivered in, and shall be governed by the laws of Italy, without giving effect to any conflict of Italian law rule or principle that might require the application of the laws of another jurisdiction. This Agreement is prepared in Italian and English languages, however Italian language shall be controlling as the English language is for convenience only.

14.9 Headings.

The headings in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

14.10 Invalidity of Provisions; Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall to any extent be held in any Proceeding to be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected thereby, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed herein. Notwithstanding the foregoing, each party hereto agrees that it has reviewed the provisions of this Agreement, and that the same, taken as a whole, are fair and reasonable. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.11 No Public Announcement.

Neither Buyer nor Sellers shall, without the approval of the other, make any press release or other public announcement concerning the Contemplated Transactions, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their Reasonable Best Efforts to cause a mutually agreeable release or announcement to be issued; provided, the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations. Sellers and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will, have the right to be present for any such communication.

14.12 No Third Party Beneficiaries.

This Agreement is not intended to, and shall not be construed to, confer upon any third Person any right, remedy or benefit nor is it intended to be enforceable by any third Person, and shall only be enforceable by the parties hereto, and their respective successors, permitted assigns, heirs and personal representatives.

14.13 Notices.

a. Giving of Notices.

All notices, requests, consents, approvals, waivers, demands and other communications hereunder (collectively, “Notices”) shall be deemed to have been given if in writing and (1) personally delivered against a written receipt, or (2) delivered to a reputable express messenger service (such as Federal Express and United Parcel Service) for overnight delivery, addressed as follows (or to such other address as a party shall have given Notice to the other):

If to Sellers:	Paolo Guidotti
Frazione Vicopelago
Via per Vicopelago, Trav. II, n. 331

With a copy (which shall not constitute notice) to:

Frau Ruffino Verna & Benazzo

Associazione Professionale

Piazza Sant’Allessandro, 6

Milan, Italy 20123

And

Remo Grassi

Via F. Azzi, 48

Castelnuovo di Garfagnana (LU), Italy, 55032

If to Buyer:

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, OH 45103

ATTN: Mr. Nigel Vinecombe, Director C/O

Centro Stampa Holding S.r.l.

[—]

ATTN: Mr. Nigel Vinecombe, Director C/O

With a copy (which shall not constitute notice) to:

Dinsmore & Shohl LLP

1900 Chemed Center

255 E. 5th Street

Cincinnati, Ohio 45202

Attn.: C. Christopher Muth

and to:

Lega Colucci e Associati

Via della Moscova, 18

Milan, Italy 20121

Attn: Leonardo Proni

b. Time Notices Deemed Given.

All Notices shall be effective upon being properly personally delivered, or upon the delivery to a reputable express messenger service. The period in which a response to any such notice must be given shall commence to run from the date on the receipt of a personally delivered notice, or two days following the proper delivery of the Notice to a reputable express messenger service, as the case may be.

14.14 Post-Closing Access.

Following the Closing, the Buyer shall provide Sellers reasonable access to the books and records of the Company related to periods prior to Closing and post-Closing for purposes of determining Normalized EBITDA 2010, for such Sellers’ income tax returns and for such other purposes as may be reasonably requested by such Seller.

14.15 Specific Performance.

Sellers and Buyer acknowledge and agree that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Sellers, on the one hand, and Buyer on the other, agree that the other shall be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the competent Court, and the matter (subject to the provisions set forth in Section 14.2), in addition to any other remedy to which it or he may be entitled, at law or in equity.

14.16 Successors and Assigns.

a. Assignment.

The rights of any party under this Agreement shall not be assignable by such party hereto prior to the Closing without the consent of the others, except that the rights of Buyer hereunder may be assigned prior to the Closing, without the consent of the Sellers, to an entity all of the ownership interest of which is owned or controlled by Buyer, provided that (1) the assignee shall assume in writing all of Buyer’s obligations to Sellers hereunder, (2) Buyer shall not be released from any of its obligations hereunder by reason of such assignment and (3) Sellers’ obligations under this Agreement shall be subject to the delivery by such assignee, on or prior to the Closing Date, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Section 6. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

b. Successors.

All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and permitted assigns, heirs and personal representatives. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successor and permitted assigns.

14.17 Time of Essence.

Time is of the essence to the performance of the obligations set forth in this Agreement.

15. WAIVER.

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

SIGNATURE PAGE

/S/ SHARON BIRKETT

MULTI-COLOR CORPORATION

(SHARON BIRKETT)

/S/ PAOLO GUIDOTTI
PAOLO GUIDOTTI

/S/ FILIPPO GUIDOTTI
FILIPPO GUIDOTTI

/S/ ANDREA GUIDOTTI
ANDREA GUIDOTTI

/S/ GIORGIO GUIDOTTI
GIORGIO GUIDOTTI

/S/ LUCIA RAMACIOTTI
LUCIA RAMACIOTTI

/S/ GIOVANNA SMANIOTTO
GIOVANNA SMANIOTTO